Exhibit 4.43

Termination Agreement

This Termination Agreement (this “Agreement”) is entered into on February 16, 2017 by and among:

1.      Zhu Xudong

ID No.:

2.      Ding Zuyu

ID No.:

(Zhu Xudong and Ding Zuyu are hereinafter referred to individually and collectively as “Original Shareholders”.)

3.      Shanghai SINA Leju Information Technology Co., Ltd. (hereinafter referred to as “WFOE”)

Registered Address: Room 204-B, 128 North Zhangjiabang Road, Free Trade Pilot Zone (Shanghai), China

4.      Beijing Yisheng Leju Information Services Co., Ltd. (hereinafter referred to as “Company”)

Registered Address: Rooms 806-810, Ideal Plaza, 58 Bei Si Huan Xi Road, Haidian District, Beijing

(All the parties above are hereinafter referred to as the Parties collectively, and a Party individually.)

Whereas:

1. The Parties entered into the following agreements (collectively, “Transaction Agreements”):

(1)  On September 10, 2011, Original Shareholders and WFOE entered into a Loan Agreement (hereinafter referred to as “Original Loan Agreement”), whereupon WFOE provided a loan with principal of RMB eight million (8,000,000) to Zhu Xudong, and a loan with principal of RMB two million (2,000,000) to Ding Zuyu;

(2)  On September 10, 2011, Original Shareholders and WFOE entered into an Exclusive Call Option Agreement;

(3)  On September 10, 2011, Original Shareholders and WFOE entered into a Shareholder Voting Rights Proxy Agreement;

(4)  On September 10, 2011, Original Shareholders and WFOE entered into an Equity Pledge Agreement;

2. On February 16, 2017, Original Shareholders, Zhu Xudong and He Yinyu (hereinafter referred to collectively as “New Shareholders”) entered into an Equity Transfer Agreement (“Equity Transfer Agreement”), whereupon Ding Zuyu agrees to transfer to He Yinyu the 20% equity he holds in the Company (“Equity Transfer”). The Equity Transfer will take effect upon the completion of closing the equity purchase under the Equity Transfer Agreement; the Parties have reviewed the text of the Equity Transfer Agreement.

3. On February 16, 2017, New Shareholders and WFOE entered into a Loan Agreement (hereinafter referred to as “New Loan Agreement”), whereupon WFOE provided a loan with principal of RMB eight million (8,000,000) to Zhu Xudong, and a loan with principal of RMB two million (2,000,000) to He Yinyu;

4. For the purpose of the Equity Transfer, the Parties are willing to terminate the Transaction Agreements.

Now, through amicable negotiation, the Parties agree to each other as follows:

1. Agreement on the Equity Transfer

The Parties now confirm and agree that Ding Zuyu transfer the 20% equity he holds in the Company to He Yinyu according to the Equity Transfer Agreement.

2. Terminating the Transaction Agreements

The Parties hereby acknowledge and agree that contemporaneously with the satisfaction of the conditions as set out in Article 3, each of the Transaction Agreements shall be rescinded. Upon the termination of the Transaction Agreements in accordance with the terms hereof, No Party shall be entitled to any rights thereunder, nor be bound by any obligations thereunder (whether existing or potential in nature); Provided That:

(1)  Ding Zuyu shall repay the WFOE all loans made by the WFOE under the Original Loan Agreement no later than 15 days as from receiving the purchase price for the Equity Transfer paid by He Yinyu under the Equity Transfer Agreement, or,to the extent permitted under PRC laws, repay such loans to the WFOE in a manner as stipulated or otherwise agreed between the WFOE and Original Shareholders.

(2)  Zhu Xudong shall, contemporaneously with the receipt of the loan in amount of RMB Eight Million (8, 000,000) as paid by WFOE under the New Loan Agreement, repay all loans provided by WFOE under the Original Loan Agreement, or, to the extent permitted by PRC laws, handle such loan of RMB Eight Million in a manner as stipulated or otherwise agreed between the WFOE and Original Shareholders.

3.  Conditions Precedent to terminating the Transaction Agreements

The termination of the Transaction Agreements shall be conditional upon:

(1)  duly execution of this Termination Agreement by the Parties; and

(2)  consummation and coming into force of the Equity Transfer.

4.  Further acknowledgement and assurance

The Parties agree and covenant to take all the actions necessary to give effect to the termination of the Transaction Agreements pursuant to this Termination Agreement.

5.  Miscellaneous

5.1  PRC laws shall govern this Agreement. Any disputes arising out of or relating to this Agreement shall be solved through amicable negotiation between the Parties. If the Parties fail to reach an agreement within 30 days from the date when such disputes arise, the same shall be submitted to China International Economic and Trade Arbitration Commission Shanghai branch for arbitration in Shanghai according to the arbitration rules of the Commission. The arbitration award will be final, and binding upon the Parties.

5.2  This agreement takes effect as from the date as duly executed by the Parties.

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[Signature Page]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the day first above written.

Zhu Xudong
Signature:	/s/Zhu Xudong

Ding Zuyu
Signature:	/s/Ding Zuyu

Shanghai SINA Leju Information Technology Co., Ltd.

(Seal)
Signature:	/seal/
Name:
Position:

Beijing Yisheng Leju Information Services Co., Ltd.

(Seal)
Signature:	/seal/
Name:
Position: